ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2001

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company's executive offices, 4101 Jerome Avenue, Chattanooga, Tennessee, on April 25, 2001, at 10:00 a.m., Chattanooga time, for the following purposes:

1. To elect four directors in Class III to serve until the annual meeting of shareholders in 2004, or in the case of each director, until his successor is duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 15, 2001 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company's offices from March 25, 2001 through the Annual Meeting.
By Order of the Board of Directors

/s/ Richard W. Bethea, Jr.
RICHARD W. BETHEA, JR.
Secretary

Dated: March 23, 2001

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN,
DATE, AND RETURN THE ENCLOSED PROXY APPOINTMENT CARD PROMPTLY IN THE ENCLOSED
BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW
YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
4101 Jerome Avenue
Chattanooga, Tennessee 37407
(423) 867-4210

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2001

The enclosed proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 25, 2001, and at any adjournments thereof. The appointment of proxy is revocable at any time prior to its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy appointment bearing a later date, or (iii) attending the Annual Meeting and voting in person.

This Proxy Statement is being mailed by the Company to its shareholders on or about March 23, 2001. The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including financial statements, is being sent to the shareholders with this Proxy Statement.

Only holders of record of the Company's Common Stock as of the close of business on March 15, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date there were 19,331,567 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. A shareholder is entitled to one vote for each share of Common Stock held.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class III expire with this Annual Meeting. The directors of Class I and Class II will continue in office until the 2002 and 2003 annual meetings of shareholders, respectively. At the present time there are three directors in Class I, four directors in Class II, and four directors in Class III. The shareholders are being asked to vote for the election of four directors to serve in Class III.

If the enclosed proxy appointment card is properly executed and returned, the persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the four Class III nominees whose names appear below, unless either authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked. It is anticipated that management shareholders of the Company will grant authority to vote for the election of all the nominees. Each Class III director will be elected to hold office until the 2004 annual meeting of shareholders and thereafter until his successor has been elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

The Board of Directors recommends that shareholders check "FOR" to vote for the election of all of the nominees. The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees. Withholding authority to vote with respect to any one or more nominees will constitute a vote against such nominee(s).

Certain Information Concerning Nominees and Directors

The following table sets forth the names of the nominees and of the Company's current directors, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, the number of shares of the Company's Common Stock beneficially owned by them on March 15, 2001, and the percentage of the 19,331,567 total shares of Common Stock outstanding on such date that such beneficial ownership represents. For information concerning membership on Committees of the Board of Directors, see "Other Information About the Board and its Committees" below.

NOMINEES FOR DIRECTOR
Class III
For the Three-Year Term Expiring Annual Meeting 2004

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, And Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
J. Don Brock (62) (1972)

Dr. Brock has been President of the Company since its incorporation in 1972 and assumed the additional position of Chairman of the Board in 1975. He earned his Ph.D. degree in mechanical engineering from the Georgia Institute of Technology. Dr. Brock also serves as a director on the board of The Dixie Group, Inc., a public company in the carpet manufacturing business.

2,676,673[2] 13.85%
Albert E. Guth (61) (1972)	Mr. Guth has served as the President of Astec Financial Services, Inc., a subsidiary of the Company since June 1996. Previously he served as Chief Financial Officer of the Company since 1987, Senior Vice President of the Company since 1984 and Secretary of the Company since 1972.	100,912[3]
W. Norman Smith (61) (1982)

Mr. Smith was appointed Group Vice President - Asphalt in December 1998 and has served as the President of Astec, Inc., a subsidiary of the Company, since January 1995. Previously, he served as the President of Heatec, Inc., a subsidiary of the Company, since 1977.

405,009[4] 2.10%
William B. Sansom (59) (1995)	Mr. Sansom has served as the Chairman and Chief Executive Officer of H.T. Hackney Co., a diversified wholesale grocery, gas and oil, and furniture manufacturing company, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981, and as Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom also serves as a director on the boards of Martin Marietta Materials and First Tennessee National Corporation.	3,750[5]

MEMBERS OF THE BOARD OF DIRECTORS
CONTINUING IN OFFICE
Class I
Term Expiring Annual Meeting 2002
Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
William D. Gehl (54) (1999)	Mr. Gehl is Chairman of the Board, President, and Chief Executive Officer of Gehl Company, a manufacturer of agricultural and industrial construction equipment. Prior to joining Gehl Company in 1992 as President and Chief Executive Officer, Mr. Gehl served as Executive Vice President and Chief Operating Officer of The Ziegler Companies, Inc., a financial services holding company.	333
Ronald W. Dunmire (63) (1996)	Mr. Dunmire served as President and Chief Executive Officer of Cedarapids, Inc., a manufacturer of rock crushing and road building equipment and a subsidiary of Raytheon Company, from 1983 until 1993. Mr. Dunmire is currently retired.	3,095
Robert Dressler (75) (1997)	Mr. Dressler has served as a Managing Director since December, 1996 and previously served as a Senior Vice President in the Corporate Finance Department of Raymond James and Associates, Inc. since 1987.	3,095

Class II
Term Expiring Annual Meeting 2003
Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, And Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
Daniel K. Frierson (59) (1994)	Mr. Frierson has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the carpet manufacturing business, since 1979 and has served as Chairman of the Board of such company since 1987. Mr. Frierson also serves as a director on the boards of Printpack, Inc. and SunTrust Bank of Chattanooga, N.A., which was formerly American National Bank.	5,774[6]
Robert G. Stafford (62) (1988)	Mr. Stafford was appointed Group Vice President - Aggregate in December 1998 and served as President of Telsmith, Inc., a subsidiary of the Company from April 1991 to December 1998.	359,532[7] 1.86%
J. Wade Gilley (62) (2000)	Mr. Gilley has served as the President of the University of Tennessee since May 7, 1999. Prior to that date, Mr. Gilley had served as the President of Marshall University since 1991.	497
Robert H. West (62) (2000)	Mr. West served as Chairman of the Board and Chief Executive Officer of Butler Manufacturing Company from 1968 to 1999. Mr. West currently serves on the Boards of Directors of Burlington Northern Santa Fe Corporation, Kansas City Power and Light, and Commerce Bancshares, Inc. Mr. West is currently retired.	1,497

1 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated. As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of options to purchase Common Stock that are exercisable within 60 days of March 15, 2001 under the Executive Officer Annual Bonus Equity Election Plan, the 1992 Stock Option Plan, the 1998 Long-Term Incentive Plan or the Non-Employee Directors Stock Incentive Plan and such shares issuable upon currently exercisable options have been taken into account in determining the percent of Common Stock owned. Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on March 15, 2001.

2 Does not include 293,508 shares held by Edna F. Brock, Dr. Brock's mother, over which shares he has no voting or dispositive power. Includes outstanding options to purchase 280,000 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001. Also includes 10,250 shares held in the Company's Supplemental Executive Retirement Plan.

3 Includes outstanding options to purchase 71,500 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001. Also includes 4,295 shares held in the Company's Supplemental Executive Retirement Plan and 3,242 shares held in the Company's 401(k) Plan.

4 Includes outstanding options to purchase 261,000 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001. Also includes 5,020 shares held in the Company's Supplemental Executive Retirement Plan.

5 Includes outstanding options to purchase 1,750 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

6 Includes outstanding options to purchase 2,774 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

7 Includes outstanding options to purchase 272,484 shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after March 15, 2001. Also includes 5,243 shares held in the Company's Supplemental Executive Retirement Plan and 3,361 shares held in the Company's 401(k) Plan.

Other Information about the Board and its Committees

Meetings. During 2000, the Board of Directors held six meetings, and the Board's Committees held the meetings described below. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director; and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

Committees. During 2000, the Company's Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Technical Committee. Certain information regarding the Board's Committees is set forth below.

Executive Committee. The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. During 2000, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith, Frierson and Guth. The Executive Committee held no formal meetings during 2000, but conducted all necessary business through written consent of the Executive Committee. The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith, Frierson and Guth.

Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing, and inquires as to the adequacy of the Company's internal accounting controls. In 2000, the members of the Audit Committee were Messrs. Sansom (Chairman), Gehl, West, and Dunmire. During 2000, the Audit Committee held three meetings. The current members of the Audit Committee are Messrs. Sansom (Chairman), Gehl, West and Dunmire.

Compensation Committee. The Compensation Committee is authorized to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company's stock option plans. In 2000, the members of the Compensation Committee were Messrs. Dunmire (Chairman), Dressler, Gehl and Gilley, and during 2000, the Compensation Committee held two meetings. The current members of the Compensation Committee are Messrs. Dunmire (Chairman), Dressler, Gehl and Gilley.

Nominating Committee. The Nominating Committee is authorized to recommend candidates for election. During 2000, the members of the Nominating Committee were Messrs. Frierson (Chairman), Sansom and Dressler. The Nominating Committee met once in 2000. The current members of the nominating committee are Messrs. Frierson (Chairman), Sansom and Dressler. The nominating committee will consider nominees recommended by stockholders if submitted to the Board of Directors in accordance with the procedures specified in the Company's Bylaws.

Technical Committee. The Technical Committee did not meet in 2000. However, Dr. Brock, along with Mr. Stafford for the Aggregate and Mining Group, and along with Mr. Smith for the Asphalt Group, met with each of the Company's groups to review the Company's product lines and to consider new areas of technical design. In 2000, the members of the Technical Committee were Dr. Brock (Chairman) and Messrs. Stafford, Smith, Dressler and Dunmire. The current members of the Technical Committee are Dr. Brock (Chairman), and Messrs. Stafford, Smith, Dressler and Dunmire.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock, as of March 15, 2001, by (i) the Named Executive Officers (who are not directors of the Company) and (ii) the Company's directors and executive officers as a group.
Name	Shares Beneficially Owned	Percent of Class

Richard W. Bethea, Jr.	140,353[1]	*
Roger K. Eve	14,411[2]	*
All executive officers and directors as a group	4,164,025[3]	21.54%

___________________
* less than one percent

1 Includes outstanding options to purchase 134,000 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001, 159 shares of Common Stock held in the Company's 401(k) Plan and 395 shares held by Mr. Bethea's wife in her own investment portfolio. Also includes 4,799 shares held in the Company's Supplemental Executive Retirement Plan.

2 Includes outstanding options to purchase 10,000 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after March 15, 2001, 120 shares held in the Company's 401(k) Plan and 1,291 shares held in the Company's Supplemental Executive Retirement Plan.

3 Includes 1,390,236 shares which the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after March 15, 2001 under the Company's stock option plans. Such shares issuable upon exercise of such options are assumed to be outstanding for purposes of determining the percent of shares owned by the group. Also includes 11,894 shares of Common Stock held in the Company's 401(k) Plan, 44,731 shares held in the Company's Supplemental Executive Retirement Plan and 1,905 shares held indirectly.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned1	Percent of Class
J. Don Brock Astec Industries, Inc. 4101 Jerome Avenue Chattanooga, Tennessee 37407	2,676,673[2]	13.85%
Lynne W. Brock 6454 Howard Adair Road Chattanooga, Tennessee 37416	1,684,893	8.72%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	974,300[3]	5.04%

___________________

1 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.

2 Includes outstanding options to purchase 280,000 shares of Common Stock to the extent such options are currently exercisable or will become exercisable within 60 days after March 15, 2001. Also includes 10,250 shares held in the Company's Supplemental Executive Retirement Plan. The shares of Common Stock issuable upon exercise of such options held by Dr. Brock are assumed to be outstanding for purposes of determining percent of shares owned by Dr. Brock. Does not include 293,508 shares held beneficially by Edna F. Brock, Dr. Brock's mother, over which shares he has no voting or dispositive power.

3 The information shown is derived from a Schedule 13G filed on February 13, 2001 by Wellington Management Company, LLP.

EXECUTIVE COMPENSATION

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 1998, 1999 and 2000 for (i) the President of the Company, and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (# of shares)	All Other Compensation ($)1
J. Don Brock	2000	$450,000	$125,000	50,000	$77,965
Chairman of the Board	1999	350,000	180,000	50,000	73,652
And President	1998	300,000	160,000	60,000	50,659

Richard W. Bethea, Jr.	2000	$220,000	$80,000	40,000	$41,716
Executive Vice President	1999	210,000	95,000	38,000	39,137
and Secretary	1998	190,000	87,500	36,000	30,593

Robert G. Stafford	2000	$200,000	$80,000	40,000	$38,588
Group Vice President - Aggregate	1999	190,000	95,000	40,000	34,985
	1998	165,000	82,500	60,000	32,494

W. Norman Smith	2000	$200,000	$70,000	43,600	$42,537
Group Vice President - Asphalt	1999	190,000	95,000	50,000	35,943
and President of Astec, Inc.	1998	165,000	82,500	60,000	30,833

Roger K. Eve	2000	$180,000	$90,000	19,700	$176,636
President, American Augers, Inc.	1999	220,000	52,736	10,000	32,022
and Trencor, Inc.	1998	203,606	56,306	--	9,825

___________________

1 The compensation reported under All Other Compensation represents (a) contributions to the Company's 401(k) Plan on behalf of the Named Executive Officers to match 2000 pre-tax elective contributions (included under salary and bonus) made by each Named Executive Officer to such plan; (b) contributions to the Company's Supplemental Executive Retirement Plan on behalf of the Named Executive Officers; and (c) insurance premiums on health insurance policies and term life insurance policies for the benefit of each of the Named Executive Officers. Company contributions under the 401(k) Plan for the 2000 fiscal year were as follows: $5,100 to Dr. Brock; $5,100 to Mr. Bethea; $5,100 to Mr. Stafford; $5,100 to Mr. Smith; and $5,100 to Mr. Eve. For the 2000 fiscal year, Company contributions under the Supplemental Executive Retirement Plan were: $61,753 to Dr. Brock; $30,374 to Mr. Bethea; $28,297 to Mr. Stafford; $28,325 to Mr. Smith; and $27,035 to Mr. Eve. The amount of insurance premium paid for the benefit of each of the Named Executive Officers for the 2000 fiscal year was: $11,112 for Dr. Brock; $6,242 for Mr. Bethea; $5,191for Mr. Stafford; $9,112 for Mr. Smith; and $11,168 for Mr. Eve. Also included in All Other Compensation for Roger K. Eve are payments by the Company as partial compensation under his employment agreement for agreeing to comply with noncompetition, nonsolicitation and confidentiality covenants. Such payments were $133,333 in 2000 and $22,222 in 1999.

Option Grants in Last Fiscal Year

The following table provides details regarding stock options granted to the Named Executive Officers in 2000. In addition, the hypothetical gains or "option spreads" that would exist for the respective options are reflected. These gains are based on assumed rates of annual compound price appreciation of 5% and 10% from the date the options were granted over the full option term.

Individual Option Grants

Name	Securities Underlying Options Granted (#)1	% of Total Options Granted to Employees in Fiscal Year (%)	Exercise Or Base Price ($/Sh)2	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) 5% 10%
J. Don Brock	46,079	8.11%	$28.05	03/06/10	$621,459	$1,755,169
	3,921	0.69%	$25.50	3/06/10	$62,880	$159,351
Richard W. Bethea, Jr.	40,000	7.04%	$25.50	03/06/10	$641,473	$1,625,617
Robert G. Stafford	40,000	7.04%	$25.50	03/06/10	$641,473	$1,625,617
	5,928	1.04%	$24.38	03/15/10	$90,872	$230,288
W. Norman Smith	50,000	8.80%	$25.50	03/06/10	$801,841	$2,032,022

___________________

1 All of the options other than the 5,928 share option grant to Robert G. Stafford were granted under the 1998 Long-Term Incentive Plan and became exercisable on March 7, 2001. The 5,928 share option grant to Robert G. Stafford was granted under the Executive Officer Annual Bonus Equity Election Plan and became immediately exercisable. If the Company is a party to any reorganization under which the Company will not remain in existence or substantially all of its Common Stock will be purchased by a single purchaser or group of purchasers acting together, the Compensation Committee of the Board of Directors may, in its discretion, (i) declare all options outstanding under the 1998 Long-Term Incentive Plan exercisable immediately and terminate any options not so exercised within a time period specified by the Compensation Committee; (ii) adjust the outstanding options as appropriate so that they apply to the securities of the corporation resulting from such reorganization; or (iii) take some combination of (i) and (ii). If the Compensation Committee believes an event is likely to lead to a change in control of stock ownership of the Company, whether or not any such change in control actually occurs, the Compensation Committee may declare all options granted under the Plan immediately exercisable.

2 The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table shows stock option exercises by the Named Executive Officers during 2000, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares underlying both exercisable and non-exercisable stock options as of December 31, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Don Brock	--	--	230,000	50,000	$955,560	$0
Robert G. Stafford	113,444	$2,094,456	232,484	40,000	$993,997	$0
W. Norman Smith	--	--	222,000	50,000	$905,788	$0
Richard W. Bethea, Jr.	--	--	94,000	40,000	$172,500	$0
Roger K. Eve	--	--	10,000	--	$0	--

Employment Agreements. The Company entered into an Employment and Noncompete Agreement with Mr. Eve effective October 29, 1999, pursuant to which Mr. Eve receives an annual salary of $180,000, subject to adjustment at the discretion of the Board of Directors. In consideration of Mr. Eve's covenant not to engage in any business which is competitive with the Company, Mr. Eve receives a fee at the rate of $133,333 per year. Furthermore, as an inducement to continue his employment with the Company and in return for his acceptance of the terms and conditions of his employment agreement, Mr. Eve received options to purchase 10,000 shares of the Company's Common Stock, subject to the Company's Long-Term Incentive Plan. For the year ended December 31, 2000, Mr. Eve received a bonus from the Company in the amount of $90,000. Effective January 1, 2001, Mr. Eve became eligible to participate in the Company's Performance Rating Management Bonus Plan, which is modified annually by the Company. Mr. Eve is also entitled to certain vacation and insurance benefits as well as the reimbursement of certain job-related expenses. Upon termination of his employment agreement due to death, disability, cause or the occurrence of a mutually agreed upon employment termination date, the Company will pay Mr. Eve or the Roger K. Eve Revocable Trust dated October 15, 1998, as the case may be, bonus and benefits accrued but unpaid as of the date of termination.

Pension Plan. The Company formerly operated a defined benefit plan for the Barber-Greene shop, Barber-Greene office and Telsmith office employees. In December 1995, all assets in this plan were finally distributed to Transamerica, Inc. for the establishment of annuities for the benefit of its participants. At the time of this distribution, Mr. Stafford had nine and one-third years of credit under the plan and has an estimated annual benefit payable upon retirement of $8,385.

Compensation of Directors. During 2000, the Company's policy regarding the compensation of directors was to pay directors who were not full-time employees of the Company a fee of $10,000 per year, plus $1,000 for each Board meeting attended. In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors can elect to be paid their annual fee in either Common Stock, deferred stock or stock options. Further, directors are paid $500 per committee meeting attended or $300 if the committee meeting occurs on the day of a Board meeting. The Company also reimburses the directors for travel and other out-of-pocket expenses incurred in connection with their duties as directors. Directors who are full-time employees of the Company receive no additional compensation for services as directors.

Compensation Committee Interlocks and Insider Participation. In 2000, the members of the Company's Compensation Committee were Messrs. Dunmire (Chairman), Gehl, Dressler and Gilley, none of which served as an officer or employee of the Company during the 2000 fiscal year. The current members of the Compensation Committee are Messrs. Dunmire (Chairman), Gehl, Dressler and Gilley. There are no "interlocks," as defined by the SEC, with respect to any member of the Compensation Committee.

Five-Year Shareholder Return Comparison. The following line-graph presentation compares cumulative, five-year shareholder returns of the Company with the Nasdaq Stock Market (US Companies) and an industry group composed of manufacturers of industrial and commercial machinery and equipment over the same period (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (US Companies) and the industry group on December 31, 1994, and reinvestment of all dividends).

Comparison of Five Year-Cumulative Total Returns
Performance Graph for Astec Industries, Inc.

$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
390.9
267.1
237.7
12/29/1995
12/31/1996
12/31/1997
12/31/1998
12/31/1999
12/29/2000

Year-End Cumulative Returns

	1995	1996	1997	1998	1999	2000
Astec Industries, Inc.	100.0	96.2	169.6	563.3	381.0	267.1
Nasdaq Stock Market	100.0	123.0	150.7	212.5	394.9	237.7
Peer Index	100.0	130.4	157.2	319.4	680.7	390.9
Legend
Symbol	Index Description
___________.	Astec Industries, Inc
__ __ __ __ _	Nasdaq Stock Market (US companies)
- - - - - - - - - -	Peer Index (Standard Industrial Classification Code Group 3590-3599)

Total return calculations for the Nasdaq Stock Market (US Companies) and the Peer Index were prepared by the Center for Research in Security Prices, The University of Chicago. The Peer Index is composed of the approximately 10 companies in the Standard Industrial Classification Code Group 3590-3599 (manufacturers of industrial and commercial machinery and equipment). Information with regard to SIC classifications in general can be found in the Standard Industrial Classification Manual published by the Executive Office of the President, Office of Management and Budget. Specific information regarding the companies comprising the Peer Index, SIC Code Group 3590-3599, will be provided to any shareholder upon request to the Secretary of the Company.

CERTAIN TRANSACTIONS

On December 14, 1998, Edna F. Brock, the mother of Dr. J. Don Brock, Chairman of the Board and President of the Company, loaned $85,000 to the Company to supplement its working capital revolving credit facility. The Company executed a demand note payable to Mrs. Brock in connection with this loan bearing interest at a rate equal to that paid to Bank One N.A. under the Company's unsecured revolving line of credit. At the time Mrs. Brock loaned these funds to the Company, the Company's outstanding balance under its $70,000,000 revolving credit facility was approximately $26,000,000. The Company is making quarterly interest payments to Mrs. Brock. In June of 2000, Mrs. Brock loaned the Company an additional $29,670, which bears the same interest rate as the previous note. At the time these funds were loaned to the Company, the Company's outstanding balance under its $150,000,000 revolving credit facility was $95,325,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

Decisions and recommendations regarding the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors, which during 2000 was comprised of Messrs. Dunmire, Dressler, Gehl and Gilley. Set forth below is a report of the members of the Compensation Committee during 2000 concerning the Company's compensation policies for 2000. The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Overview and Philosophy

The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, recommends the compensation to be paid to the Company's executive officers.

  The objectives of the Company's executive compensation program are to:

  Approve compensation policies and guidelines that will attract and retain qualified personnel and reward performance.

  Encourage the achievement of Company performance by utilizing a performance rated bonus plan.

The executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee will use its discretion to recommend executive compensation where in its judgment external, internal or an individual's circumstances so warrant.

Executive Officer Compensation Program

The Company's executive officer compensation program is comprised of base salary, annual cash performance rating bonus plan compensation, contributions to the Supplemental Executive Retirement Plan, long-term incentive compensation in the form of stock options and various benefits, including medical and 401(k) plans generally available to all employees of the Company. The Company does not have a policy that requires or encourages the Board of Directors to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Board of Directors will consider various alternatives for preserving the deductibility of compensation payments and benefits to the extent necessary and to the extent consistent with its other compensation objectives.

Base Salary

Base salary for the Company's executive officers is determined by the Compensation Committee based on the individual's education, experience and performance. The Compensation Committee periodically reviews each executive officer's compensation.

Annual Cash Incentive Compensation

The Performance Rating Management Bonus Plan is the Company's annual incentive program for executive officers and key managers of the Company's subsidiaries, and all non-union employees. The purpose of the plan is to provide direct financial incentive in the form of an annual cash bonus to those who achieve at least a minimum amount of their business units' annual goals. In 2001, based on the proposed Executive Officer Annual Bonus Equity Election Plan, the Company's Executive Officers will have the option to receive up to 100% of their bonus in Common Stock or stock options. Budgeted goals for the Company and each business unit are set at the beginning of each fiscal year. Goals are set for the following measures of Company performance: return on capital employed, cash flow on capital employed, income before income tax, and safety. Each year the relative values of these measures are adjusted based on the circumstances and goals defined. Individual performance may also be taken into account in determining bonuses, but no bonus is paid unless the above criteria have been achieved. A performance score is applied to ten percent of earnings by subsidiary after consideration of income taxes. The performance rating earned may vary from 5% to 100% of the 10%.

Stock Options

The stock option program is the Company's long-term incentive plan for executive officers and key managers. The objectives of the program are to relate executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a long-term stock position in the Company's Common Stock. The Company's stock option plans authorize the Compensation Committee to award key personnel stock options and stock appreciation rights. Awards are granted at the discretion of the Compensation Committee based on Company performance, individual performance and the employee's position with the Company.

Benefits

The Company provides medical and 401(k) benefits to the executive officers that are generally available to Company employees. The amount of prerequisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary for fiscal 2000 and are very minimal.

Chief Executive Officer Compensation

Dr. Brock has served as President of the Company since he founded it in 1972. His base salary in 2000 was $450,000, a level believed to be competitive with that of other similarly situated companies in the construction equipment industry.

Dr. Brock's bonus for fiscal 2000 was $125,000. This bonus was based on the subjective determination of the Compensation Committee in recognition of Dr. Brock's contribution to the Company in 2000. The Compensation Committee believes Dr. Brock has continued to manage the Company well in a challenging business climate.

COMPENSATION COMMITTEE

Ronald W. Dunmire, Chairman
Robert Dressler
William D. Gehl
J. Wade Giley

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors on March 13, 2000, which is included as Exhibit A to this proxy statement. This report reviews the actions taken by the Audit Committee with regard to the Company's financial reporting process during 2000 and the Company's audited consolidated financial statements as of December 31, 2000 included in the Company's Annual Report on Form 10-K.

The Audit Committee is composed solely of independent directors, as that term is defined by the National Association of Securities Dealers, Inc. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates.

The Company's management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The committee's responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company's independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met three times during 2000.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K for 2000, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the Company's independent auditors, Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required of Ernst & Young LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2000 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company's interim financial statements during 2000 is compatible with maintaining Ernst & Young LLP's independence.

Additionally, the Audit Committee discussed with the Company's internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the board that the Company retain Ernst & Young LLP as the Company's independent auditors for 2001.

Audit Committee:

William B. Sansom, Chairman
Ronald W. Dunmire, Member
William D. Gehl, Member
Robert H. West, Member

March 13, 2001

SECTION 16(A) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. These persons are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, its directors, executive officers and greater than 10% shareholders complied during fiscal 2000 with all applicable Section 16(a) filing requirements, except that Mr. Eve failed to timely file an annual report on Form 5 and a statement of changes in beneficial ownership on Form 4.

AUDITORS

Ernst & Young LLP served as the Company's auditors for the year ended December 31, 2000, and that firm of independent accountants is serving as auditors for the Company for the current calendar year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The reports of Ernst & Young LLP on the financial statements of the Company for the three most recent fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $534,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Ernst & Young LLP for professional services rendered to the Company during the fiscal year ended December 31, 2000 in connection with operating, or supervising the operation of, the Company's financial information systems or managing the Company's local area network and designing and implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered during the fiscal year ended December 31, 2000, other than as stated above under the captions Audit Fees and Financial Information Systems Design and Implementation Fees, were $290,600.

Audit Committee Review

The Company's Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ending December 31, 2000. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company's financial statements are compatible with the independence of Ernst & Young LLP as the Company's independent accountants.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company. In addition to solicitation by mail, officers of the Company may solicit proxy appointments by personal interview, and by telephone and telegraph, and may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy appointment and this proxy statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, please vote, sign, date, and return promptly the enclosed proxy appointment card in the enclosed envelope. No postage is necessary if the proxy appointment card is mailed in the United States.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2002 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 23, 2001 in order to be included in the Company's Proxy Statement and Form of Proxy Appointment relating to the 2002 Annual Meeting of Shareholders.

Notice of a shareholder proposal submitted outside of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will be considered untimely if received by the Company after February 10, 2002.

APPENDIX A

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS of
ASTEC INDUSTRIES, INC.

I. INTRODUCTION AND PURPOSE

There shall be a committee of the Board of Directors of Astec Industries, Inc. (the "Corporation") known as the Audit Committee (the "Committee"). The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  Review and appraise the Board of Directors of the audit efforts of the Corporation's independent accountants and the internal auditing procedures implemented by management.

  Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more Independent Directors, (as defined in Rule 4200 of the Rules of the Nasdaq Stock Market, Inc.) who are not officers or employees of the Corporation and each of whom is free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement. Additionally, the Audit Committee shall have at least one member with past employment experience in finance or accounting, a professional certification in accounting or comparable experience or background which results in the individual's financial sophistication.

The members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, those responsible for the internal auditing function of the Corporation, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee shall meet with the independent accountants and management quarterly to review the Corporation financials consistent with IV.4. below.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Document/Report Review

  Review and update this Charter periodically, at least annually, as conditions dictate.

  Review the organization's annual and quarterly financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

  Review the regular internal reports of those responsible for the internal auditing function of the Corporation and management's response.

  Review with financial management and the independent accountants the Quarterly Report on Form 10-Q prior to its filing by the Corporation.

  Recommend to management, based on the Audit Committee's review of the Corporation's financial statements, its discussions with the independent accountant of the Corporation's accounting practices and its discussions with the outside accountant concerning independence of the outside accountant, whether or not the Corporation should include its financial statements in its Annual Report on Form 10-K.

  Disclose, as required by the applicable securities laws, in the Corporation's proxy statement the required information concerning the audit committee and its function.

  Independent Accountants

  Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.

  Advise the independent accountant that the independent accountant is ultimately accountable to the Board of Directors and the Committee, as representatives of the stockholders, and that the Board of Directors has the ultimate authority for selection, evaluation and, where appropriate, dismissal of the independent accountant.

  On an annual basis, receive from the independent accountant the written disclosure and letter required by ISB Standard No. 1 and discuss with the accountants all significant relationships the accountants have with the Corporation that may impact the accountants' objectivity and independence.

  Recommend to the Board of Directors appropriate action to oversee the independence of the outside auditor.

  Consider, in consultation with the independent accountants and the internal auditors, the audit scope and plan of the independent accountants and the internal auditors to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

  Review the performance of the independent accountants and recommend discharge of the independent accountants when circumstances warrant.

  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financials statements.

  Financial Reporting Processes

  In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

  Consult with the independent accountants' and management about the independent accountants' judgments concerning not only the acceptability, but also the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

  Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditors.

  Process Improvement

  Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgment.

  Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  Review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements.

  Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  Legal Compliance

  Ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy all applicable legal requirements.

  Review activities, organizational structure, and qualifications of the internal auditors.

  Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

  Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

[FORM OF PROXY APPOINTMENT-FRONT]

ASTEC INDUSTRIES, INC.
PROXY APPOINTMENT SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS
For Annual Meeting of Shareholders to be Held on April 25, 2001

The undersigned hereby appoints J. Don Brock and Richard W. Bethea, Jr., and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chattanooga, Tennessee on April 25, 2001, and at any adjournment thereof, as follows:

For participants in the Company's 401(k) Retirement Plan, as amended and restated on March 1, 1987 ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

1. / / FOR all nominees (except as indicated to the contrary below)

/ / AUTHORITY WITHHELD vote for all nominees

to vote for the election as directors of the Company in Class III of the four nominees set forth below to serve until the 2004 Annual Meeting of Shareholders, or in the case of each nominee until his successor is duly elected and qualified, as set forth in the accompanying Proxy Statement:

J. Don Brock, Albert E. Guth, W. Norman Smith, William B. Sansom

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), list name(s) below.)

2. / / FOR

/ / AGAINST

to vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments thereof.

/ / ABSTAIN

(Continued and to be signed and dated on other side)

[FORM OF PROXY APPOINTMENT-BACK]

THIS PROXY APPOINTMENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY APPOINTMENT WILL BE VOTED AFFIRMATIVELY ON PROPOSAL 1.

IMPORTANT: Please date this proxy appointment card and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give full title. In order to ensure that your shares will be represented at the Annual Meeting of Shareholders, please vote, sign, date, and return this proxy appointment card promptly in the enclosed business reply envelope. If you do attend the meeting, you may, if you wish, withdraw your proxy appointment and vote in person.

(SEAL)
Signature of Shareholder

DATED: , 2001

(SEAL)
Signature of Shareholder

DATED: , 2001